EXHIBIT 5

August 20, 2004

Board of Directors
UCBH Holdings, Inc.
555 Montgomery Street
San Francisco, California 94111

     Re: UCBH Holdings, Inc. 1998 Stock Option Plan, as amended

Ladies and Gentlemen:

     We have been requested by UCBH Holdings, Inc. (the “Company”) to issue a legal opinion in connection with the registration under the Securities Act of 1933 on Form S-8 of an additional 2,100,936 shares of the Company’s Common Stock, $0.01 par value (the “Shares”), to be issued under the UCBH Holdings, Inc. 1998 Stock Option Plan, as amended (the “Plan”).

     We have made such legal and factual examinations and inquiries as we deemed advisable for the purpose of rendering this opinion. In our examination, we have assumed and have not verified (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity with the originals of all documents supplied to us as copies, and (iv) the accuracy and completeness of all corporate records and documents and of all certificates and statements of fact, in each case given or made available to us by the Company.

     Based on the foregoing, it is our opinion that the Shares reserved under the Plan have been duly authorized and upon payment for and issuance of the Shares in the manner described in the Plan, will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Company’s registration statement on Form S-8.

Sincerely,

By:	/s/ SQUIRE, SANDERS & DEMPSEY L.L.P.

SQUIRE, SANDERS & DEMPSEY L.L.P.